Exhibit 10.2

MGP INGREDIENTS, INC.
COMPENSATION CLAWBACK POLICY

Each participant under an annual incentive or other performance-based compensation plan of the Company shall repay or forfeit, to the fullest extent permitted by law and as directed by the Board, any annual incentive or other performance-based compensation received by him or her if:

•	the payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently determined to be erroneous,

•	the amount of the compensation that would have been received by the participant had the financial results been properly reported would have been lower than the amount actually received, and

•
the Board determines in its sole discretion that it is in the best interests of the Company and its stockholders for the participant to repay or forfeit all or any portion of the compensation.   In this regard, compensation includes proceeds, gains or other economic benefit actually or constructively received by the participant upon receipt or exercise of award or upon receipt of resale of any shares of stock underlying an award.

The Board, acting solely by the independent directors as identified under NASDAQ's or other  applicable exchange's listing standards, shall have full and final authority to make all determinations under this policy, including without limitation whether the policy applies and if so, the amount of compensation to be repaid or forfeited by the participant.  All determinations and decisions made by the Board pursuant to the provisions of this policy shall be final, conclusive and binding on all persons.

The foregoing provisions of this policy shall apply to any annual incentive or other performance-based award granted to an officer with respect to fiscal periods beginning on or after July 1, 2009 and to other participants with respect to any annual incentive or other performance-based award granted with respect to fiscal periods beginning on or after July 1, 2011.  The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

The Board acknowledges that this Policy will be amended if and as required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act. Any such amendment will be applicable to any annual incentive or other performance-based award made to any executive officer with respect to fiscal periods beginning prior to July 1, 2009 to the extent required by law.

As adopted by the Human Resources and Compensation Committee, and approved by the Board of Directors of MGP Ingredients, Inc. on December 8, 2011.